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                               PALMER & DODGE LLP
                               ONE BEACON STREET
                             BOSTON, MA 02108-3190



                                  May 31, 1996


Spacetec IMC Corporation
The Boott Mill
100 The Foot of John Street
Lowell, Massachusetts 01852-1126

Dear Sirs:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Spacetec IMC Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 75,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value, offered pursuant to the provisions of the Company's 1995 Director Stock Option Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.

                              Very truly yours,



                              PALMER & DODGE LLP

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